IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

MELINTA THERAPEUTICS, INC., et al., 1                                Case No. 19-12748 (LSS)
Debtors                                         Reporting Period: 2/1/2019-2/29/2020
MOR-3
DEBTORS COMBINED CONDENSED BALANCE SHEETS 1

Period Ending	PETITION DATE [2]	2/29/2020
ASSETS
Current Assets
Cash And Cash Equivalents	$ 52,507,161	$ 52,072,226
Accounts Receivable	7,343,412	9,530,100
Tax Credit Receivable	127,279	127,279
Other Receivables	6,149,301	4,643,419
Inventory	34,607,415	33,343,353
Prepaid And Other Current Assets	14,091,087	11,704,443
Total Current Assets	$ 114,825,654	$ 111,420,820

Long Term Assets
Fixed Assets, Gross	$ 2,490,656	$ 2,490,656
Accumulated Depreciation	(1,767,729)	(1,833,606)
Fixed Assets, Net	$ 722,927	$ 657,050
Intangible Assets	39,366,283	38,772,127
Other Assets	46,989,118	47,693,659
Total Long Term Assets	$ 87,078,328	$ 87,122,836

Total Assets	$ 201,903,982	$ 198,543,656

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	0	$ 2,398,442
Accrued Expenses	798,788	9,088,749
Accrued Interest On Note Payable	3,763,524	6,613,602
Other Current Liabilities	1,931,780	1,931,780
Preferred Stock Warrants	0	0
Total Current Liabilities	$ 6,494,092	$ 20,032,572

Long-Term Liabilities
Notes Payable, Net Of Current	$ 92,272,610	$ 88,926,081
Convertible Notes	0	0
Liability For Potential Royalties	196,152	126,998
Other Long-Term Liabilities	2,898,733	2,904,609
Total Long-Term Liabilities	$ 95,367,496	$ 91,957,687

Liabilities Subject To Compromise	$ 173,833,171	$ 190,647,945

Stockholders' Deficit
Common Stock	$ 13,751	$ 13,751
Additional Paid-In Capital	939,864,708	939,912,934
Accumulated Deficit	(721,784,980)	(1,028,085,830)
Current Year Loss	(291,884,257)	(15,935,404)
Total Stockholders' Deficit	$ (73,790,777)	$ (104,094,549)

Total Liabilities And Stockholders' Deficit	$ 201,903,982	$ 198,543,656
Notes:

1.
Melinta Subsidiary Corp. (case number 19-12751) assumed to be the operating entity and Melinta Therapeutics, Inc. (case number 19-12748), Cempra Pharmaceuticals, Inc. (case number 19-12749), CEM-102 Pharmaceuticals, Inc. (case number 19-12750), Rempex Pharmaceuticals, Inc. (case number 19-12752), and Targanta Therapeutics Corporation (case number 19-12753) assumed to be dormant entities.

2.	Petition Date balance sheet reflects additional pre-petition entries to write-down to $0 fair value of the future royalty liability to The Medicines Company.